Watchout!
                              56 Bernard Street
                           San Francisco, CA 94133

                                 August 26, 1997

Sands Brothers & Co., Ltd.
90 Park Avenue
New York, NY 10016

Re: Amendment to Selling Agreement; Bridge Financing

Gentlemen:

      The parties hereto, Watchout!, a California corporation (the "Company") and Sands Brothers & Co., Ltd. ("Sands Brothers") have heretofore entered into a letter agreement dated November 19, 1996 (the "Letter Agreement") and a selling agreement dated February 5, 1997 (the "Selling Agreement" and together with the Letter Agreement, the "Agreements").

      In connection therewith, the parties hereto agree as follows:

      1. The first paragraph of the Selling Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

            "The undersigned, Watchout!, a California Corporation (the "Company"), proposes to offer for sale to certain "accredited investors", through Sands Brothers & Co., Ltd., as placement agent ("Sands Brothers" or the "Placement Agent") in a private placement, a minimum of $6,000,000 (the "Minimum Amount") in minimum increments of $500,000, in any combination of (a) the Company's capital stock (whether Common Stock, Preferred Stock or any combination thereof) (collectively, the "Capital Stock") and (b) capital lease, operating lease or equipment lease financing on behalf of the Company or any form of commercial, institutional or bank debt financing transactions (hereinafter, collectively "Other Financing"). The Securities (as hereinafter defined) to be offered pursuant to the Offering Documents (as hereinafter defined) and Other Financing transactions to be consummated are sometimes hereinafter referred to collectively as the "Financing" or the "Offering"." Notwithstanding the foregoing, at least $3,000,000 of the Financing shall be available to the Remaining Company (as hereinafter defined) as of the Closing Date (as hereinafter defined) subject to no specified and directed use of proceeds.

      2. The parties acknowledge that in anticipation of a contribution transaction between, among other parties, the Company and White Cloud Exploration, Inc. ("White Cloud"), the Company and White Cloud have requested that Sands Brothers arrange a bridge financing of up to $200,000 (the "Bridge Financing"). Subject to the provisions of Section 3 below, White Cloud hereby agrees, and the Company consents to such agreement, to (i) pay to the Placement Agent the sales commission

(10%) and non-accountable expense allowance (3%) with respect to the Bridge Financing and (ii) issue to the Placement Agent or its designees, upon consummation of the Bridge Financing, 50,000 warrants to purchase shares of White Cloud's common stock at $.01 per share.

      3. The Placement Agent hereby defers payment of (i) the $20,000 fee which was payable upon signing of the Selling Agreement, and (ii) the sales commissions and non-accountable expenses allowance payable with respect to the Bridge Financing until the earlier of (i) the closing of the first increment of $500,000 raised or (ii) February 21, 1998.

      4. Except as set forth herein, the Agreements shall remain in full force and effect.


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

      If you find the foregoing is in accordance with our understanding, kindly sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between us.

                                    Very truly yours,

                                    Watchout!


                                    By:   /s/   Robert Paul Galoob
                                        -----------------------------------
                                        Name: Robert Paul Galoob
                                        Title:    President

Agreed:
SANDS BROTHERS & CO., LTD.


By:   /s/ Mark G. Hollo
    -----------------------------
Name: Mark G. Hollo
Title: Managing Director


Sections 2 and 3 hereof agreed to:


WHITE CLOUD EXPLORATION, INC.


By: /s/ Steven Signer
    -----------------------------
Name: Steven Signer
Title: President


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